                                                                   EXHIBIT 10.51

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              PC Connection, Inc.,

                             Boca Acquisition Corp.,

                                MoreDirect, Inc.

                                       and

          the Stockholders of MoreDirect, Inc. set forth on Schedule I

                           Dated as of March 25, 2002

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ARTICLE I     THE MERGER.....................................................1
      1.1     The Merger.....................................................1
      1.2     The Closing....................................................1
      1.3     Actions at the Closing.........................................2
      1.4     Intentionally Omitted..........................................2
      1.5     Stockholders Representative....................................2
      1.6     Consideration..................................................4
      1.7     Contingent Payments............................................5
      1.8     Stock Options and Warrants.....................................9
      1.9     Closing of the Company's Transfer Books.......................10
      1.10    Appraisal Rights..............................................10
      1.11    Tax Consequences..............................................10
      1.12    Accounting Treatment..........................................10
      1.13    Further Action................................................10
      1.14    Escrow........................................................10
      1.15    Articles of Incorporation, By-laws and Officers and
              Directors.....................................................11
      1.16    Taxes.........................................................11
ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................11
      2.1     Organization, Standing and Power; Subsidiaries................11
      2.2     Capitalization................................................12
      2.3     Authorization of Transaction..................................13
      2.4     Noncontravention..............................................13
      2.5     Financial Statements..........................................14
      2.6     Absence of Certain Changes....................................14
      2.7     Undisclosed Liabilities.......................................16
      2.8     Tax Matters...................................................16
      2.9     Assets........................................................18
      2.10    Owned Real Property...........................................18
      2.11    Real Property Leases..........................................18
      2.12    Intellectual Property.........................................19
      2.13    Company Software..............................................20
      2.14    Inventory.....................................................21
      2.15    Contracts.....................................................21
      2.16    Accounts Receivable; Accounts Payable.........................23
      2.17    Powers of Attorney............................................24
      2.18    Insurance.....................................................24
      2.19    Litigation....................................................24
      2.20    Warranties; Customer Complaints...............................24
      2.21    Employees.....................................................25
      2.22    Employee Benefits.............................................25
      2.23    Environmental Matters.........................................28
      2.24    Legal Compliance..............................................29
      2.25    Customers and Suppliers.......................................29
      2.26    Authorized Representative.....................................29
      2.27    Prepayments, Prebilled Invoices and Deposits..................29
      2.28    Government Contracts..........................................30

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      2.29    Permits.......................................................30
      2.30    Competing Interests...........................................30
      2.31    Interests of Company Insiders.................................31
      2.32    Brokers' Fees.................................................31
      2.33    No Existing Discussions.......................................31
      2.34    Books and Records.............................................31
      2.35    Disclosure....................................................31
      2.36    Business Plan for 2002........................................31
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
              TRANSITORY SUBSIDIARY.........................................32
      3.1     Organization, Standing and Power..............................32
      3.2     Authority; No Conflict; Required Filings and Consents.........32
      3.3     Operations of the Transitory Subsidiary.......................33
      3.4     Litigation....................................................33
      3.5     Brokers' Fees.................................................33
ARTICLE IV    COVENANTS.....................................................33
      4.1     Closing Efforts...............................................33
      4.2     Operation of the Business.....................................33
      4.3     Governmental and Third-Party Notices and Consents.............36
      4.4     Expenses......................................................36
      4.5     Transfer Taxes................................................36
      4.6     S Corporation Status..........................................36
      4.7     Section 338(h)(10) Election...................................36
      4.8     Director and Officer Indemnification..........................37
      4.9     Access to Information; Confidentiality........................37
      4.10    Notification of Certain Matters...............................38
ARTICLE V     CONDITIONS TO CONSUMMATION OF MERGER..........................38
      5.1     Intentionally Omitted.........................................38
      5.2     Conditions to Obligations of the Buyer and the Transitory
              Subsidiary....................................................38
      5.3     Conditions to Obligations of the Company......................40
ARTICLE VI    INDEMNIFICATION...............................................41
      6.1     Indemnification by Russell L. Madris..........................41
      6.2     Indemnification by the Buyer..................................42
      6.3     Indemnification Claims........................................42
      6.4     Survival of Representations, Warranties, Covenants and Other
              Agreements....................................................45
      6.5     Limitations...................................................45
ARTICLE VII   TERMINATION...................................................46
      7.1     Termination of Agreement......................................46
      7.2     Effect of Termination.........................................47
ARTICLE VIII  MISCELLANEOUS.................................................47
      8.1     Press Releases and Announcements..............................47
      8.2     No Third Party Beneficiaries..................................47
      8.3     Entire Agreement..............................................47
      8.4     Succession and Assignment.....................................47
      8.5     Counterparts and Facsimile Signature..........................47
      8.6     Headings......................................................48

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      8.7     Notices.......................................................48
      8.8     Arbitration of Disputes. .....................................49
      8.9     Governing Law.................................................50
      8.10    Submission to Jurisdiction....................................50
      8.11    Amendments and Waivers........................................50
      8.12    Severability..................................................51
      8.13    Interpretation................................................51
      8.14    Remedies......................................................51
      8.15    WAIVER OF JURY TRIAL..........................................51

Exhibit A   Articles of Merger
Exhibit B   Form of Escrow Agreement
Exhibit C   Form of Contingent Promissory Note
Exhibit D   Form of Buyer Guaranty
Exhibit E   Employment Agreement for Russell Madris
Exhibit E-1 Employment Agreements for Scott J. Modist, James R. Garrity and
            Michael Diamant
Exhibit F   Form of Proprietary Information, Inventions and Confidentiality
            Agreement
Exhibit G   Form of Company Legal Opinion
Exhibit H   Form of Buyer Legal Opinion

Schedule I  Company Stockholders

Schedule A  Earnout Consideration

Company Disclosure Schedule

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                             TABLE OF DEFINED TERMS

                                                     Reference in
Terms                                                 Agreement
-----                                                ------------

AAA                                                  Section 8.8(a)
Adjusted Company Share Amount                        Section 1.6(b)
Affiliate                                            Section 2.15(viii)
Agreed Amount                                        Section 6.3(c)
Agreement                                            Preamble
Annualized Run Rate                                  Section 1.7(c)
Arbitrators                                          Section 8.8(a)
Articles of Merger                                   Preamble
Bugs                                                 Section 2.13(d)
Business Vendors                                     Section 2.25(b)
Buy-Out Amount                                       Section 1.7(c)
Buyer                                                Preamble
Buyer Certificate                                    Section 5.3(d)
Buyer Disclosure Schedule                            Article III
Buyer Guaranty                                       1.3(f)
Buyer's Election Notice                              Section 1.7(c)
CERCLA                                               Section 2.23(a)
Claim Notice                                         Section 6.3(b)
Claimed Amount                                       Section 6.3(b)
Closing                                              Section 1.2
Closing Date                                         Section 1.2
Code                                                 Section 2.8(a)(iii)
Company                                              Preamble
Company Capital Stock                                Section 1.6(a)
Company Certificate                                  Section 5.2(e)
Company Disclosure Schedule                          Article II
Company Insider                                      Section 2.31
Company Intellectual Property                        Section 2.12(a)
Company Material Adverse Effect                      Section 2.6
Company Obligations                                  Section 2.20(a)
Company Option                                       Section 1.8
Company Securities                                   Section 1.6(b)
Company Stockholders                                 Preamble
Company Warrant                                      Section 1.8
Contingent Note                                      1.3(f)
Controlling Party                                    Section 6.3(a)
Damages                                              Section 6.1
Dissenting Shares                                    Section 1.10(a)
Earnout Consideration                                Section 1.7(b)
EBIT                                                 Section 1.7(a)(i)
Effective Time                                       Section 1.1
Elapsed Months                                       Section 1.7(c)

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                                                     Reference in
Terms                                                 Agreement
-----                                                ------------

Employee Benefit Plan                                Section 2.22(a)(i)
Environmental Law                                    Section 2.23(a)
ERISA                                                Section 2.22(a)(ii)
ERISA Affiliate                                      Section 2.22(a)(iii)
Escrow Agent                                         Section 1.3(e)
Escrow Agreement                                     Section 1.3(e)
Escrow Amount                                        Section 1.3(e)
Escrow Period                                        Section 1.7(a)(ii)
Escrowed Consideration                               Section 1.7(a)
Expected Claim Notice                                Section 6.4
FBCA                                                 Preamble
Financial Statements                                 Section 2.5
Fiscal Year                                          Section 1.7
GAAP                                                 Section 2.5
Government Contracts                                 Section 2.28
Governmental Entity                                  Section 2.4
Indemnified Party.                                   Section 6.3(a)
Indemnifying Party                                   Section 6.3(a)
Initial Merger Consideration                         Section 1.6
Initial Per Share Merger Consideration               Section 1.6(a)
Intellectual Property                                Section 2.12(a)
Legal Proceeding                                     Section 2.19
Licensed Software                                    Section 2.13(a)
Materials of Environmental Concern                   Section 2.23(b)
Merger                                               Preamble
Merger Consideration                                 Section 1.6
Most Recent Balance Sheet                            Section 2.5
Most Recent Balance Sheet Date                       Section 2.5
Neutral Accountant                                   Section 1.7(f)
Non-Controlling Party                                Section 6.3(a)
Notice Event                                         Section 4.10
Ordinary Course of Business                          Section 2.4
Outside Date                                         Section 7.1(b)
Owned Software                                       Section 2.13(a)
Parties                                              Preamble
Permits                                              Section 2.29
Reasonable Best Efforts                              Section 4.1
Response                                             Section 6.3(c)
Requisite Stockholder Approval                       Section 2.3
Second Fiscal Year Date                              Section 6.5(a)
Section 338(h)(10) Election                          Section 4.6
Securities Act                                       Section 2.2(c)
Security Interest                                    Section 2.4
Software                                             Section 2.13(a)

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                                                     Reference in
Terms                                                 Agreement
-----                                                ------------

Standard Terms                                       Section 2.20(a)
Stockholders Representative                          Section 1.5(a)
Surviving Corporation                                Section 1.1
Tax Returns                                          Section 2.8(a)(ii)
Taxes                                                Section 2.8(a)(i)
Transitory Subsidiary                                Preamble
Vendor Relationships                                 Section 2.26

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 25, 2002, is entered into by and among PC Connection, Inc., a Delaware corporation (the "Buyer"), Boca Acquisition Corp., a Florida corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), Russell L. Madris, as sole stockholder of the Company and the other persons set forth on
Schedule I attached hereto who shall become stockholders of the Company prior to the Effective Time (as defined below) (Mr. Madris and such other persons are collectively referred to as the "Company Stockholders") and MoreDirect, Inc., a Florida Corporation (the "Company", together with the Buyer, the Transitory Subsidiary and the Company Stockholders, the "Parties").

      WHEREAS, the boards of directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective shareholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company; and

      WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the laws of the State of Florida including the Articles of Merger attached hereto as Exhibit A (the "Articles of Merger"), and the Florida Business Corporation Act (the "FBCA"), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

      1.1 The Merger. Upon and subject to the terms and conditions of this Agreement and in accordance with Section 607.1101 of the FBCA, the Transitory Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the Articles of Merger in accordance with Section
607.1105 of the FBCA with the Department of State of the State of Florida (or such later time as the Company and the Transitory Subsidiary shall specify in the Articles of Merger). The Merger shall have the effects set forth in Section
607.1106 of the FBCA.

      1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on such mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions

(excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date").

      1.3 Actions at the Closing. At the Closing:

            (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

            (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.3;

            (c) the Company and the Transitory Subsidiary shall file with the Department of State of the State of Florida the Articles of Merger;

            (d) the Company Stockholders shall deliver to the Buyer the certificate(s) representing their respective Company Capital Stock (as defined below) and all forms necessary for a Section 338(h)(10) Election (as defined in
Section 4.7) forms;

            (e) the Buyer, the Company Stockholders and State Street Bank and Trust Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent $10,000,000 (the "Escrow Amount") being placed in escrow on the Closing Date pursuant to Section 1.14;

            (f) the Buyer shall pay to the Company Stockholders the Initial Merger Consideration (as defined in Section 1.6 below); and

            (g) The Surviving Corporation shall deliver to the Stockholders Representative, as nominee for the Company Stockholders, a contingent note in the form attached hereto as Exhibit C (the "Contingent Note") representing the right to receive the Earnout Consideration (as defined below) and the Buyer shall deliver to the Stockholders Representative, as nominee for the Company Stockholders, a guaranty of the Contingent Note in the form attached hereto as Exhibit D (the "Buyer Guaranty").

      1.4 Intentionally Omitted.

      1.5 Stockholders Representative.

            (a) In order to efficiently administer or effect the waiver of any condition to the obligations of the Company Stockholders to consummate the transactions contemplated hereby, and any amendment to this Agreement, the Company Stockholders hereby designate Russell Madris as their representative and agent under this Agreement (the "Stockholders Representative").

            (b) The Company Stockholders, solely in their capacity as stockholders of the Company, hereby authorize the Stockholders Representative
(i) to take all action necessary in connection with the waiver of any condition to the obligations of the Company Stockholders to consummate the transactions contemplated hereby, (ii) to give and receive all notices required to be given under the Agreement, (iii) settle any and all disputes between the Company Stockholders and the Buyer or the Surviving Corporation which may arise from time to time as a result of the transactions contemplated hereby, (iv) to execute any and all government and other forms relating to Taxes (as defined in Section 2.8(a)(i)) and (v) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement, including, without limitation, Article VI hereof. Each of the Company Stockholders agrees to individually perform any of the above obligations if requested by the Buyer.

            (c) In the event that the Stockholders Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Company Stockholders (or their successors in the case of any Company Stockholder that dies) holding, prior to the Closing, a majority of the Common Shares as set forth on Schedule I attached hereto shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders Representative for all purposes of this Agreement.

            (d) All decisions and actions by the Stockholders Representative hereunder shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

            (e) By their adoption of this Agreement and the approval of the Merger, the Company Stockholders agree that:

                  (i) the Surviving Corporation shall be able to rely
            conclusively on the instructions and decisions of the Stockholders Representative as to any actions required to be taken by the Stockholders Representative hereunder, and no Party shall have any cause of action against the Surviving Corporation for any action taken by the Surviving Corporation in reliance upon the instructions or decisions of the Stockholders Representative;

                  (ii) all actions, decisions and instructions of the
            Stockholders Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Stockholders Representative for any action taken or omitted, decision made or instruction given by the Stockholders Representative arising out of or in connection with the acceptance or administration of his duties hereunder, except for fraud or willful breach of this Agreement by the Stockholders Representative;

                  (iii) the provisions of this Section 1.5 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

                  (iv) remedies available at law for any breach of the
            provisions of this Section 1.5 are inadequate; therefore, the Surviving Corporation and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Surviving Corporation or the Company brings an action to enforce the provisions of this
            Section 1.5; and

                  (v) the provisions of this Section 1.5 shall be binding upon the executors, heirs, legal representatives and successors of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the Company Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

            (f) All fees and expenses incurred by the Stockholder Representative after the Closing shall be the responsibility of the Company Stockholders on a pro rata basis and the Stockholders Representative shall have the right to reimbursement of such fees and expenses from any amounts to be distributed to the Company Stockholders.

            (g) The Company Stockholders shall severally indemnify on a pro rata basis the Stockholders Representative and hold him harmless against any loss, liability or expense incurred without fraud or willful breach of this Agreement on the part of the Stockholders Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any amounts payable to the Stockholders Representative hereunder shall be the responsibility of the Company Stockholders on a pro rata basis.

      1.6 Consideration. As consideration for the Company Capital Stock and the covenants, promises and obligations contained in this Agreement, the Buyer shall pay to the Company Stockholders an aggregate amount equal to the Merger Consideration (as defined below). For purposes of this Agreement, the "Merger Consideration" shall equal the sum of (i) $30,000,000 less an amount equal to the aggregate distributions of any cash or property to the Company Stockholders between January 1, 2002 and the Effective Time made other than pursuant to clauses (A)(i) or (A)(ii) of Section 4.2(a) of this Agreement (such amount, the "Initial Merger Consideration"), (ii) the Escrowed Consideration (as defined below) and (iii) the Earnout Consideration (as defined below).

            (a) At the Effective Time, each then outstanding share of common stock of the Company (collectively, the "Company Capital Stock") (other than shares of Company Capital Stock to be cancelled pursuant to Section 1.6(c) and Dissenting Shares) shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, the right to receive (i) an amount equal to (x) the Initial Merger Consideration divided by (y) the Adjusted Company Share Amount (as defined in Section 1.6(b)) (the "Initial Per Share Merger Consideration") and (ii) the Escrowed Consideration and the Earnout Consideration on the terms and subject to the conditions set forth in Section 1.7

            (b) The "Adjusted Company Share Amount" shall be the sum of the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time and no shares underlying outstanding Company Options (as defined below) and Company Warrants (as defined below). The Company Capital Stock, the Company Options and the Company Warrants were sometimes referred to herein as the "Company Securities".

            (c) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective time owned by Company (or held in Company's Treasury) shall automatically be cancelled at the Effective Time and no conversion shall be made in respect thereof.

      1.7 Contingent Payments.

            (a) In addition to the Initial Per Share Merger Consideration paid at the Closing, the Escrow Agent (pursuant to the Escrow Agreement) shall distribute to the Company Stockholders the "Escrowed Consideration" (as determined pursuant to this Section 1.7(a)) plus accrued interest on the Escrowed Consideration less fees due to the Escrow Agent at the times, in the manner, and to the extent the Escrowed Consideration is earned pursuant to the following terms:

                  (i) an amount equal to $5.0 million, if the Surviving
            Corporation maintains earnings before income tax (determined in accordance with GAAP (as defined in Section 2.5) applied on a basis consistent with GAAP as in effect and as applied by the Company immediately prior to the Closing) ("EBIT") of at least $11.0 million for Surviving Corporation's 2002 Fiscal Year. For purposes of this
            Section 1.7, the Surviving Corporation's "Fiscal Year" shall mean the period commencing on January 1 and ending on December 31 of the relevant year.

                  (ii) an amount equal to the Escrow Amount if, for the two year period comprising the Surviving Corporation's 2002 Fiscal Year and 2003 Fiscal Year (the "Escrow Period"), the Surviving Corporation maintains an EBIT of at least $22.0 million in the aggregate.

                  (iii) if no payment is made pursuant to the foregoing clause
            (ii), and if during the Escrow Period the Surviving Corporation (x) maintains an EBIT of at least $19.8 million in the aggregate and (y) the Surviving Corporation's EBIT for the 2003 Fiscal Year is greater than the EBIT for the 2002 Fiscal Year, then an amount equal to the product of (A) the Escrow Amount and (B) a fraction, the numerator of which is the EBIT in the aggregate for the Escrow Period and the denominator of which is $22.0 million.

Any payments made pursuant to the foregoing clause (i) shall be credited against any payments required to be made pursuant to clause (ii) or (iii) above. Any payments made pursuant to the foregoing clauses (i), (ii) and (iii) shall be made at the times and in the manner set forth in the Escrow Agreement, subject to the indemnification provisions of Article VI hereof. The determination of EBIT for each Fiscal Year shall be made in accordance with Section 1.7(e) below.

Each holder of Company Securities shall be entitled to receive, with respect to each share of Company Capital Stock, an amount equal to (x) the Escrowed Consideration divided by (y) the Adjusted Company Share Amount.

            (b) In addition to the Per Share Merger Consideration paid at the Closing and the Escrowed Consideration described in Section 1.7(a) above, the Buyer (or any successor by operation of law or otherwise) shall distribute to the Company Stockholders the "Earnout Consideration" (as determined pursuant to this Section 1.7(b)) at the times, in the manner, and to the extent the Earnout Consideration is earned pursuant to the following terms:

                  (i) an amount equal to that set forth on Schedule A if, for the Surviving Corporation's 2002 Fiscal Year, the Surviving Corporation maintains EBIT levels as set forth on Exhibit A.

                  (ii) an amount equal to that set forth on Schedule A if, for the Surviving Corporation's 2003 Fiscal Year, the Surviving Corporation maintains EBIT levels as set forth on Exhibit A.

                  (iii) an amount equal to that set forth on Schedule A if, for the Surviving Corporation's 2004 Fiscal Year, the Surviving Corporation maintains EBIT levels as set forth on Exhibit A.

Within five business days after the determination of the Surviving Corporation's EBIT for each Fiscal Year through December 31, 2004 (pursuant to the provisions of Section 1.7(e) below), the Buyer shall make payments of the Earnout Consideration payable pursuant to the foregoing clauses (i), (ii) and (iii) to the Company Stockholders by check or wire transfer. Such payments shall be made pursuant to instructions delivered by the Stockholders Representative at least two business days before the required payment date. Each Company Stockholder shall be entitled to receive, with respect to each share of Company Capital Stock, an amount equal to (x) the Earnout Consideration so payable divided by
(y) the Adjusted Company Share Amount. All payments of Earnout Consideration are subject to the indemnification provisions of Article VI hereof.

Schedule A attached to this Agreement sets forth examples of Earnout Consideration payments.

To the extent that there is a difference between (x) the Escrow Amount and (y) the Escrowed Consideration, such difference shall be available to satisfy any Earnout Consideration payable hereunder on or before the Termination Date of the Escrow Agreement (as such term is defined in the Escrow Agreement).

            (c) At any time after the date hereof, the Buyer may elect to satisfy its obligations in full concerning the Earnout Consideration described in Section 1.7(b) above by paying the Company Stockholders the lump sum payment as set forth below (the "Buy-Out Amount"). The Buyer shall provide the Stockholders Representative notice (the "Buyer's Election Notice") of its election under this Section 1.7(c) and shall distribute the respective Buy-Out Amount within 60 days of providing such notice to the Stockholders Representative. In the instance where the Buyer elects to pay the respective Buy-Out Amount to the Company Stockholders pursuant to this Section 1.7(c), neither the Buyer nor the Surviving Corporation shall be obligated to make any additional payments to the Company Stockholders pursuant to Section 1.7(b) above for the Fiscal Year in which the Buy-Out Amount was paid or for any remaining Fiscal Years thereafter.

                  (i) If the Buyer's Election Notice is delivered on or after the date of this Agreement but prior to July 1, 2002, the Buy-Out Amount shall equal $15,446,000.

                  (ii) If the Buyer's Election Notice is delivered on or after
            July 1, 2002 but prior to January 1, 2003, the Buy-Out Amount shall equal the sum of (x) the lesser of (A) the Earnout Consideration for Fiscal Year 2002 set forth on Schedule A attached hereto payable based on the EBIT Annualized Run Rate (as defined below) and (B) $9,488,000 and (y) $10,259,000.

                  (iii) If the Buyer's Election Notice is delivered on or after
            January 1, 2003 but prior to July 1, 2003, the Buy-Out Amount shall equal $11,451,000.

                  (iv) If the Buyer's Election Notice is delivered on or after
            July 1, 2003 but prior to January 1, 2004, the Buy-Out Amount shall equal the sum of (x) the lesser of (A) the Earnout Consideration for Fiscal Year 2003 set forth on Schedule A attached hereto payable based on the EBIT Annualized Run Rate and (B) $10,911,000 and (y) $5,487,000.

                  (v) If the Buyer's Election Notice is delivered on or after
            January 1, 2004 but prior to July 1, 2004, the Buy-Out Amount shall equal $6,859,000.

                  (vi) If the Buyer's Election Notice is delivered on or after
            July 1, 2004 but prior to January 1, 2005, the Buy-Out Amount shall equal the lesser of (A) the Earnout Consideration for Fiscal Year 2004 set forth on Schedule A attached hereto payable based on the EBIT Annualized Run Rate and (B) $12,547,000.

For purposes of this Section 1.7(c), the "EBIT Annualized Run Rate" shall mean an amount determined by multiplying (x) the EBIT for the number of full calendar months prior to the date of the Buyer's Election Notice that have elapsed since the beginning of the Fiscal Year in which such Buyer's Election Notice is given (the "Elapsed Months") by (y) a fraction, the numerator of which is 12 and the denominator of which is the number of Elapsed Months by (z) 90%.

            (d) In the event the Buyer or the Surviving Corporation does not make timely payments to the Company Stockholders of the Earnout Consideration pursuant to Section 1.7(b) above, in the absence of any dispute pursuant to
Section 1.7(e) below, the Stockholders Representative shall have the right first to make a claim against the Escrow Amount for all amounts of the Earnout Consideration due the Company Stockholders as set forth in the last paragraph of
Section 1.7(b) above and in Section 3(d) of the Escrow Agreement and, to the extent and only to the extent the Escrow Amount is insufficient to satisfy in full all amounts of the Earnout Consideration due the Company Stockholders, to demand payment pursuant to that certain contingent note in the form attached hereto as Exhibit C.

            (e) The Buyer agrees to prepare or have prepared calculations of the Surviving Corporation's EBIT for each Fiscal Year through December 31, 2004 and to deliver such EBIT calculations to the Stockholders Representative on or before the first business day in March of the following year. The Stockholders Representative shall deliver to the Buyer, within

20 days after delivery of such calculations by the Buyer to the Stockholders Representative, either a notice indicating that the Stockholders Representative accepts such EBIT calculations or a statement describing the Stockholders Representative's objections to such EBIT calculations, which statement of objections shall describe in detail the specific nature and amount of each objection and shall state in detail all bases upon which the Stockholders Representative believes such EBIT calculations are not in conformity with the requirements set forth in subsection 1.7(a)(i). If the Stockholders Representative (x) delivers to the Buyer a notice accepting such EBIT calculation or (y) fails to deliver a statement of objections within such 20-day period, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such 20th day, such EBIT calculation shall be deemed to be accepted by the Stockholders Representative. If the Stockholder Representative timely objects to such EBIT calculation, such objection shall be resolved as follows:

                  (i) The Buyer and the Stockholders Representative shall first use reasonable efforts to resolve such objections.

                  (ii) If the Buyer and the Stockholders Representative are able to resolve such objections within 20 days after delivery to the Stockholders Representative of such statement of objections, the Buyer and the Stockholders Representative shall, within 30 days after delivery of such statement of objections, jointly prepare and sign a statement setting forth the EBIT for such Fiscal Year, which amount shall reflect the resolution of objections agreed to by the Buyer and the Stockholders Representative. The Buyer and the Stockholders Representative may then submit, if necessary, such jointly prepared and signed statement to the Escrow Agent authorizing the Escrow Agent to make pro rata payments to the Company Stockholders.

                  (iii) If the Buyer and the Stockholders Representative do not
            reach a resolution of all objections set forth on the Stockholders Representative's statement of objections within 20 days after delivery of such statement of objections, the Buyer and the Stockholders Representative shall, within 30 days after the expiration of such 20-day period, (A) jointly prepare and sign a statement setting forth (1) those objections (if any) that the Buyer and the Stockholders Representative have resolved and the resolution of such objections and (2) those objections that the Buyer and the Stockholders Representative did not resolve (the "Unresolved Objections") and (B) engage an accounting firm of national standing which has not previously provided professional services to either the Buyer or the Company (the "Neutral Accountant") to resolve the Unresolved Objections.

                  (iv) The Buyer and the Stockholders Representative shall
            jointly submit to the Neutral Accountant, within 10 days after the date of the engagement of the Neutral Accountant (as evidenced by the date of the engagement agreement), a copy of the EBIT calculations prepared by the Buyer, a copy of the statement of objections delivered by the Stockholders Representative to the Buyer, and the joint statement referred to in clause (iii)(A) above. Each of the Buyer and the Stockholders Representative shall submit to the Neutral Accountant (with a copy delivered to the other on the same day), within 30 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Stockholders Representative may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other on the same day), within 60 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other. Unless requested by the Neutral Accountant in writing, neither the Buyer nor the Stockholders Representative may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

                  (v) The Buyer and the Stockholders Representative shall
            instruct the Neutral Accountant that (A) the scope of its review and authority shall be limited to resolving the Unresolved Objections,
            (B) in resolving the Unresolved Objections, the Neutral Accountant shall accept each of the values set forth on the EBIT calculations prepared by the Buyer unless the Stockholders Representative demonstrates that such value is contrary to the requirements of the determination of EBIT set forth in Section 1.7(a)(i) (in which case its resolution of each Unresolved Objection shall consist of the determination of an appropriate value for each item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by the EBIT calculation prepared by the Buyer and EBIT for the relevant Fiscal Year in its statement of objections from the Stockholders Representative), and
            (C) issue a ruling which sets forth the resolution of each Unresolved Objection and includes a statement setting forth the EBIT for the Fiscal Year, reflecting the Neutral Accountant's resolution of the Unresolved Objections.

                  (vi) The resolution by the Neutral Accountant of the
            Unresolved Objections shall be conclusive and binding upon the Buyer and the Stockholders Representative. The Buyer and the Stockholders Representative agree that the procedure set forth in this Section 1.7(e) for resolving disputes with respect to the EBIT calculations shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce the ruling of the Neutral Accountant. The Neutral Accountant may then submit, if necessary, a statement setting forth the EBIT calculation for the relevant Fiscal Year to the Escrow Agent.

                  (vii) The Buyer and the Stockholders Representative shall
            share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.7(e).

      1.8 Stock Options and Warrants. Company shall cause each stock option that is then outstanding under the stock option plans and agreements of the Company, (individually, a "Company Option" and collectively, the "Company Options"), and the warrant that is then outstanding (the "Company Warrant") to be terminated immediately prior to the Effective Time.

      1.9 Closing of the Company's Transfer Books. At the Effective time, holders of certificates or instruments representing Company Securities that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders or securityholders of the Company, and the stock transfer books of the Company shall be closed with respect to all such securities outstanding immediately prior to the Effective Time. No further transfer of any such securities shall be made on such stock transfer books after the Effective Time.

      1.10 Appraisal Rights.

            (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Capital Stock who has demanded and perfected appraisal rights for such shares in accordance with the FBCA and who, as of the Effective Time, has not effectively withdrawn or forfeited such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the FBCA.

            (b) Nothwithstanding the foregoing, if any holder of Company Capital Stock who demands appraisal of such shares under the FBCA shall effectively withdraw or forfeit the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon.

            (c) The Company shall give Buyer (i) prompt notice of any written demands for appraisal of any Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to the FBCA and received by the Company which related to any such demand and for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the FBCA. The Company shall not, except with the prior written consent of the Buyer or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands or approve any withdrawal of such demands.

      1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a taxable transaction.

      1.12 Accounting Treatment. The Parties intend that the Merger will be treated as a purchase for accounting purposes.

      1.13 Further Action. If, at any time after the Effective Time, any further action is determined by the Buyer to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Buyer with full right, title and possession of and to all rights and property of the Transitory Subsidiary and the Company, the officers and directors of the Surviving Corporation and the Buyer shall be fully authorized (in the name of the Transitory Subsidiary or in the name of the Company) to take such action.

      1.14 Escrow. On the Closing Date, the Buyer shall deliver to the Escrow Agent the Escrow Amount. The Escrow Amount shall be available to satisfy the obligations to pay the Escrowed Consideration upon the terms set forth in
Section 1.7 and to satisfy any indemnity obligations under Article VI hereof and shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms of Section 1.7(a) hereof and the terms thereof. The Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

      1.15 Articles of Incorporation, By-laws and Officers and Directors.

            (a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator shall be deleted.

            (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

            (c) The officers of the Surviving Corporation immediately following the Effective Time shall be the same as the officers of the Company immediately prior to the Effective Time. The directors of the Surviving Corporation immediately following the Effective Time shall be the same as the directors of the Transitory Subsidiary immediately prior to the Effective Time, except that Russell Madris shall be elected to serve as a director of the Surviving Corporation after the Effective Time.

      1.16 Taxes. Notwithstanding any other provision in this Agreement, the Buyer or the Surviving Corporation, as applicable, shall have the right to withhold or to cause the Escrow Agent to withhold Taxes (as defined below) from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms from the Company Stockholders and employees.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article II are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II.

      2.1 Organization, Standing and Power; Subsidiaries.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified that would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in Section 2.6).

            (b) The Company does not now own, and has not in the past owned, directly or indirectly, any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. The Company has not, at any time, been a general partner or managing member of any general partnership, limited partnership or other entity.

            (c) The Company has made available to the Buyer complete and accurate copies of the Articles of Incorporation and Bylaws of the Company.

            (d) The Company has no subsidiaries.

      2.2 Capitalization.

            (a) The authorized capital stock of the Company consists of (i) 80,000,000 common shares, $0.01 par value per share, of which, as of the date of this Agreement, 10,000,000 shares were issued and outstanding and 0 shares were held in the treasury of the Company, and (ii) 20,000,000 preferred shares, $0.01 par value per share, of which, as of the date of this Agreement, no shares were issued and outstanding or held in the treasury of the Company.

            (b) Section 2.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Company Capital Stock held by each stockholder and (for shares other than common shares) the number of common shares (if any) into which such Company Capital Stock are convertible, (ii) all outstanding Company Options and Company Warrants, indicating (A) the holder thereof, (B) the number and class or series of Company Capital Stock subject to each Company Option and Company Warrant and (for Company Capital Stock other than common shares) the number of common shares (if any) into which such Company Capital Stock are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Company Option or Company Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding shares of Company Capital Stock are, and all common shares that may be issued upon exercise of Company Options or Company Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Company Options and Company Warrants listed in Section 2.2(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

            (c) There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the "Securities Act"), or sale or transfer (including without limitation agreements relating to preemptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Capital Stock were issued in compliance with applicable federal and state securities laws.

            (d) No consent of the holders of Company Options and/or Company Warrants is required in connection with actions contemplated by this Agreement.

      2.3 Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including the approval of the Merger by a majority of the votes represented by the outstanding Company Capital Stock entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      2.4 Noncontravention. Subject to the filing of the Articles of Merger as required by the FCBA, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Company is a party or by which the Company is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than: (i) landlord's, mechanic's, materialmen's, and similar liens; (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; (iii) liens for non-delinquent taxes and non-delinquent statutory liens arising other than by reason of default; and (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

      2.5 Financial Statements. The Company has provided to the Buyer (a) the audited balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for each of the three fiscal years in the period ended December 31, 2001; and (b) the unaudited balance sheet (the "Most Recent Balance Sheet") and statements of income, changes in stockholders' equity and cash flows as of and for the one month ended as of January 31, 2002 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be set forth in the notes thereto), fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) above do not include footnotes and are subject to normal recurring adjustments. The audits of the Company have been conducted in all material respects in accordance with generally accepted auditing standards. The Financial Statements have been prepared from the books and records of the Company and the books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

      2.6 Absence of Certain Changes. Except as contemplated by this Agreement, since January 1, 2002, there has not occurred:

            (a) any damage, destruction or loss with respect to any material property or asset of the Company;

            (b) any change by the Company in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accounts;

            (c) any revaluation by the Company of any asset, including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the Ordinary Course of Business;

            (d) any entry by the Company into any contract or commitment of more than $25,000, excluding contracts or commitments with respect to the sale of goods in the Ordinary Course of Business that contain any Company Obligations (as defined below) no less favorable to the Company than Standard Terms (as defined below);

            (e) any declaration, setting aside or payment of any dividend or distribution in respect of any equity interest of the Company or any redemption, purchase or other acquisition of any of its securities;

            (f) any increase in or establishment of any insurance, severance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or the taking of any other material action not required under any employment agreements in effect as of the Most Recent Balance Sheet Date previously provided to Buyer or in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of the Company;

            (g) any strike, work stoppage, slowdown or other labor disturbance;

            (h) any material election made by the Company for federal or state income tax purposes;

            (i) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, other than in the Ordinary Course of Business;

            (j) any forgiveness or cancellation of any material indebtedness or material contractual obligation;

            (k) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of the Company with a value in excess of $25,000 in the aggregate;

            (l) any acquisition or disposition of any assets or properties (not including inventory acquired or disposed of in the Ordinary Course of Business) having a value in excess of $25,000, or any contract for any such acquisition or disposition entered into;

            (m) any lease of real or personal property entered into, other than in the Ordinary Course of Business; or

            (n) any other event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect.

For purposes of this Agreement, the term "Company Material Adverse Effect" means, when used in connection with the Company, any change, event, circumstance, development or effect that is or is reasonably likely to have a material adverse effect on (i) the business, assets, liabilities, properties, prospects, condition (financial or otherwise), or results of operations of the Company (excluding economic factors affecting the national economy or generally affecting the specific industry in which the Company competes), (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or
(iii) the ability of the Buyer to operate the business of the Company as currently being conducted immediately after the Closing. For the avoidance of doubt, the parties agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect or Buyer Material Adverse Effect (as defined in Section 3.1 hereof), as the case may be.

      2.7 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. Except as disclosed on
Section 2.7 of the Company Disclosure Schedule, the Company does not and will not have any obligations for warranty repair or replacement, or otherwise in connection with the sale of materials, products, services or supplies.

      2.8 Tax Matters.

            (a) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                  (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (iii) "Code" means the Internal Revenue Code of 1986, as
            amended.

            (b) The Company has filed on a timely basis all Tax Returns that it was required to file prior to the date hereof (except for Tax Returns for which the Company has presently effective extensions), and all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable, except for those the Company has contested in good faith and for which the Company has established a proper reserve in the Most Recent Balance Sheet. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for those the Company has contested in good faith and for which the Company has established a proper reserve in the Most Recent Balance Sheet. The Company has complied with all information reporting and backup withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

            (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1998. Except as set forth in Section 2.8(c) of the Company Disclosure Schedule, the federal income Tax Returns of the Company are closed by the applicable statute of limitations for all taxable years. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods from and after January 1, 1998. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has never been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has never waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

            (d) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has no actual or potential liability for any Taxes of any person (other than the Company), or as a transferee or successor, by contract, or otherwise.

            (e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

            (f) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

            (g) At all times since its inception, for federal income tax purposes, the Company has validly been treated as an "S corporation" within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation. The Company at no time has had any "net unrealized built-in gain" within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company were disposed of as of the end of the day immediately preceding the Closing Date at their respective fair market values.

            (h) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Security Interest on the assets of the Company that could reasonably be expected to have a Company Material Adverse Effect.

            (i) The Company has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

            (j) The Company reports its income taxes on the accrual method of accounting.

      2.9 Assets. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. The Company is not, and the Buyer will not be, restricted from carrying out its business as currently conducted or any part thereof by any agreement, instrument, indenture or court of arbitrational decree to which the Company is a party or to which the Company or its assets are subject. The Company has good and marketable title to all of the assets it purports to own and no such asset of the Company (tangible or intangible) is subject to any Security Interest.

      2.10 Owned Real Property. The Company owns no real property.

      2.11 Real Property Leases. Section 2.11 of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases listed in Section 2.11 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.11 of the Company Disclosure Schedule:

            (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

            (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

            (c) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

            (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

            (e) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property that materially impairs the current uses or the occupancy by the Company of the property subject thereto.

      2.12 Intellectual Property.

            (a) Other than with respect to software programs that are commercially available on a general basis, the Company exclusively owns, or licenses on an exclusive basis or otherwise possesses legally enforceable rights to use on an exclusive basis, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property that is material to the conduct of the business of the Company as currently conducted, including without limitation rights to make, exclude others from using, reproduce, modify, adapt, create derivative works of, translate, distribute (directly or indirectly), transmit, display, perform, license, rent, lease and, with respect to Intellectual Property owned by the Company, assign and sell such Intellectual Property (the "Company Intellectual Property"). For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) brand names and logos, (iii) artwork, photographs, editorial copy and materials, formats and designs, (iv) customer, partner, prospect and marketing lists, market research data, sales data and traffic and user data, (v) any applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (vi) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (vii) other tangible or intangible proprietary or confidential information and material.

            (b) Section 2.12(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information and Owned Software (as defined below) set forth on Section 2.13(a) of the Company Disclosure Schedule) owned by the Company and material to the conduct of its business as presently conducted, and Section 2.12(b)(ii) sets forth a complete and accurate list of the Company Intellectual Property licensed by the Company from a third party (other than Licensed Software (as defined below) set forth on Section 2.13(c) of the Company Disclosure Schedule) and material to the conduct of its business as presently conducted.

            (c) All material patents and registrations and applications for registered trademarks, service marks and copyrights which are held by the Company are valid and subsisting. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating, in any material respect, any of the Company Intellectual Property.

            (d) None of the (i) Company Intellectual Property or (ii) business or activities previously or currently conducted by the Company infringes, violates or constitutes a misappropriation of any Intellectual Property of any third party. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

            (e) The Company has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Company Intellectual Property. Without limiting the generality of the foregoing, at the Closing all current programmers, developers and members of management of the Company who are or were involved in, or who have contributed to, the creation or development of any Company Intellectual Property will have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage with respect to the assignment of Intellectual Property other than inventions conceived of or reduced to practice prior to such person's employment with the Company) that is similar in scope to the form of the Company's Proprietary Information and Inventions Agreement attached hereto as Exhibit F-1. To the knowledge of the Company, no current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property. All of the Company's Proprietary Information and Inventions Agreements to be signed by current programmers, developers and members of management of the Company shall remain in full force and effect unless terminated or expired pursuant to the express terms thereof.

      2.13 Company Software.

            (a) Set forth on Section 2.13(a) of the Company Disclosure Schedule is a complete and true list of all material software programs, systems and applications (A) designed or developed or under development by employees of the Company or by consultants on the Company's behalf including all documentation ("Owned Software") or (B) licensed by the Company from any third party or constituting "off the shelf" software ("Licensed Software"), in each case that is used or manufactured by the Company in the operation of its business as currently conducted (collectively, the "Software"). The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to any Company Intellectual Property or any Software.

            (b) All of the Owned Software are original works of authorship and are protected by the copyright laws of the United States. The Company owns all right, title and interest in and to the Owned Software and all copyrights thereto, free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever and has not sold, assigned, licensed, distributed or in any other way disposed of or subjected the Owned Software to any lien, claim, encumbrance, charge, pledge, or restriction. None of the Owned Software incorporates, is based on or is a derivative work of any third party code that is subject to the terms of a public source license or otherwise imposes conditions on the terms and conditions under which the Owned Software may be used or distributed. No claim has been asserted against the Company to the effect that the use of any Owned Software by the Company infringes the rights of any person.

            (c) The Licensed Software is validly held and used by the Company and may be used by the Company pursuant to the applicable license agreement with respect thereto as set forth on Schedule 2.13(c) of the Company Disclosure Schedule without the consent of, notice to, or payment of any royalty or other fee to any third party and is fully and freely usable by the Surviving Corporation without the consent of, notice to or payment of any royalty to any third party, All of the Company's computer hardware has validly licensed software installed therein and the Company's use thereof does not conflict with or violate any such license. No claim has been asserted against the Company, and the Company has no knowledge of any basis for an assertion against the Company, to the effect that the use of any Licensed Software by the Company infringes the rights of any third party.

            (d) To the knowledge of the Company, the Owned Software is free from any significant software defect, is free from any programming, documentation error or virus (collectively, "Bugs") not consistent with commercially reasonable industry standards acceptable for such Bugs, operates and runs in a reasonable and efficient business manner, conforms in all material respects to all specifications thereof, and, with respect to the Owned Software, the applications can be reasonably compiled from their associated source code.

            (e) The Company has made available to the Buyer all documentation in its possession relating to the use, maintenance and operation of the Software, all of which is true and accurate in all material respects.

      2.14 Inventory. All inventory of the Company, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company.

      2.15 Contracts.

            (a) Section 2.15 of the Company Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

                  (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000 (excluding agreements for the sale of goods in the Ordinary Course of Business that contain any Company Obligations (as defined below) no less favorable to the Company than the Standard Terms (as defined below)), or (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (iii) any agreement establishing a partnership or joint
            venture;

                  (iv) any agreement (or group of related agreements) under
            which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or
            noncompetition;

                  (vi) any agreement for personal services or employment with any of the Company's employees not terminable by the Company before or after the Merger upon not more than 10 days' notice without penalty or any other liability;

                  (vii) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or other arrangement covering the Company's employees not terminable by the Company before or after the Merger upon not more than 10 days' notice without penalty or any other liability;

                  (viii) any agreement involving any current or former officer, director or stockholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, thereof;

                  (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

                  (x) any agreement (A) which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business on terms no less favorable to the Company than the Standard Terms (as defined below)) or (B) relating to the extension of credit by the Company or guaranteeing by the Company of any obligation of any third party;

                  (xi) any contract or agreement that provides any discount
            other than pursuant to the Company's standard discount terms;

                  (xii) any contract providing for the payment of a commission or other fee calculated as or by reference to the volume of web traffic or a percentage of the profits or revenues of the Company or of any business segment of the Company;

                  (xiii) any contract or agreement not described above that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Company, including without limitation, agreements relating to web site development and operations; marketing, promotion, affiliate and advertising, including search engine referrals and Internet private labeling; fulfillment operations; and telephone, credit card and freight carrier services; and

                  (xiv) any other agreement (or group of related agreements)
            either involving more than $25,000 or not entered into in the Ordinary Course of Business.

            (b) The Company has delivered to the Buyer a complete and accurate copy of each written agreement listed in Section 2.12 or Section 2.15 of the Company Disclosure Schedule and such Sections of the Company Disclosure Schedule contains an accurate summary of each oral agreement so listed. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such agreement. No notice has been received by the Company with respect to the possible termination or modification of any material contract, and the Company has no reason to believe that any business or financial relationship with any party to a material contract is likely to be adversely affected by consummation of the Merger.

      2.16 Accounts Receivable; Accounts Payable.

            (a) Set forth on Section 2.16(a) of the Company Disclosure Schedule is a true, correct and complete list, including aging information, of all of the Company's accounts receivable as of the Most Recent Balance Sheet Date. All accounts receivable and vendor accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable and vendor accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

            (b) Set forth on Section 2.16(b) of the Company Disclosure Schedule is a true, correct and complete list, including aging information, of all of the Company's accounts payable as of the Most Recent Balance Sheet Date.

      2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

      2.18 Insurance. Section 2.18 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company has no reason to believe that it will be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

      2.19 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. Neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award which restricts the Company's ability to conduct business in any area in which it presently does business or which has or could reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

      2.20 Warranties; Customer Complaints.

            (a) No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity of the Company (collectively, the "Company Obligations") other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.20 of the Company Disclosure Schedule and (ii) manufacturers' warranties for which the Company has no liability (collectively, the "Standard Terms").

            (b) Neither the Company nor any officer or director of the Company is or has been a defendant in any product liability litigation relating to any product sold by the Company, and no such litigation is pending or, to the knowledge of the Company, has been threatened.

            (c) Set forth on Section 2.20 of the Company Disclosure Schedule is a description of all customer complaints received by the Company over the past year, other than one-time, non-systemic complaints received in the Ordinary Course of Business.

      2.21 Employees.

            (a) Section 2.21 of the Company Disclosure Schedule lists each employee or consultant of the Company as of the date hereof, as well as each employee's and consultant's date of hire, title, department, leave status, current salary, rate of compensation, current bonus eligibility, date of last review and salary/bonus increase, accrued vacation, retention or severance eligibility and accrued sick time and for 2001 each employee's or consultant's salary, bonus, commissions and total compensation paid.

            (b) At the Closing, each current programmer, developer and member of management of the Company will have entered into a confidentiality agreement with Company substantially in the form attached hereto as Exhibit F. Section
2.21 of the Company Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

            (c) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

            (d) Each of the Company and the ERISA Affiliates (as defined below) is in material compliance with all laws, rules and regulations regarding the regulation of labor, hiring, employment standards, workplace human rights, pay equity, employment equity, health and safety. No independent contractor, consultant, freelancer or other person working or providing work or services for or with respect to the Company or any ERISA Affiliate is, or is likely to be held to be, an employee of the Company or any ERISA Affiliate.

      2.22 Employee Benefits.

            (a) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Employee Benefit Plan" means any "employee pension
            benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

                  (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

            (b) Section 2.22(b) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any material liability. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

            (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

            (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the knowledge of the Company, revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

            (e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

            (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. No Employee Plan includes in its assets securities issued by the Company or any ERISA Affiliate.

            (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

            (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

            (j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability (including, without limitation, surrender charges, sales charges or similar expenses) to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

            (k) Section 2.22(k) of the Company Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4) thereof); and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

            (l) Section 2.22(l) of the Company Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

      2.23 Environmental Matters.

            (a) The Company has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

            (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern by the Company, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

            (c) Set forth in Section 2.23(c) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or leased by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

            (d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

      2.24 Legal Compliance. Except for matters relating to environmental matters (which are subject to Section 2.23 above), the Company, and the conduct and operations of its business, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, and the Company has not received notice of any material violations of any of the above.

      2.25 Customers and Suppliers.

            (a) Section 2.25(a) of the Company Disclosure Schedule sets forth a list of the Company's largest 25 customers during the last full fiscal year and the amount of revenues accounted for by each such customer during each such period. Except as set forth in Section 2.25(a) of the Company Disclosure Schedule, to the Company's knowledge, none of the Company's top 25 customers in the fiscal year ended December 31, 2001 has indicated that it will stop, or materially decrease the rate of, buying products from the Company.

            (b) The Company believes that its business relationship with vendors, manufacturers, and resellers ("Business Vendors") with whom it has business dealings are generally satisfactory. Section 2.25(b) of the Company Disclosure Schedule sets forth a list of the twenty-five (25) largest Business Vendors that accounted for approximately ninety-five percent (95%) of the Company's purchases during the last full fiscal year. The Company does not now have a material dispute with any such listed Business Vendor. During the past fiscal year the Company has not received any written notice that indicates dissatisfaction with the Company's performance of its obligations to such listed Business Vendors. No written notice has been received by the Company with respect to the possible termination or modification of any relationship with any such listed Business Vendor, including but not limited to modifications in co-op funds, rebates or marketing funds (other than industry-wide notices not specific to the Company), and the Company has no reason to believe that any business or financial relationship with a Business Vendor is likely to be adversely affected by consummation of the Merger.

      2.26 Authorized Representative. Set forth on Section 2.26 of the Company Disclosure Schedule is a complete list and description of the vendors and manufacturers for which the Company is an authorized representative ("Vendor Relationships"). Except as disclosed in Schedule 2.26 of the Company Disclosure Schedule, no written notice has been received with respect to the possible termination or modification of any Vendor Relationship and the Company has no reason to believe that any Vendor Relationship will be adversely affected by consummation of the Merger.

      2.27 Prepayments, Prebilled Invoices and Deposits. Section 2.27 of the Company Disclosure Schedule sets forth (a) all prepayments, prebilled invoices and deposits in amounts, on a per customer basis, greater than $25,000 that have been received by the Company as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (b) with respect to each such prepayment, prebilled invoice or deposit, (i) the party and contract credited, (ii) the date received or invoiced, (iii) the products and/or services to be delivered and (iv) the conditions for the return of such prepayment, prebilled invoice or deposit. All prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company.

      2.28 Government Contracts. The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity ("Government Contracts"); no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. The Company has not been audited or, to the knowledge of the Company, investigated, nor is it now being audited or, to the knowledge of the Company, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any state or foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (a) the suspension or debarment of the Company from bidding on any Government Contracts, or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

      2.29 Permits. Section 2.29 of the Company Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit has been threatened in writing and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

      2.30 Competing Interests. None of the Company or any director or officer of the Company, or, to the knowledge of the Company, any agent or employee of the Company, or any Affiliate or family member of any of the foregoing (a) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company (other than ownership through a mutual fund or similar investment vehicle) or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any material agreement or other business relationship or arrangement material to the Company, provided that the foregoing clause (a) and (b) will not apply to any investment in publicly traded securities constituting less than 3% of the outstanding securities in such class. Neither the Company, nor any director or officer of the Company, nor, to the knowledge of the Company, any agent or employee of the Company, is a party to any non-competition, non-solicitation, exclusivity or other similar agreement that would in any way restrict or adversely affect the business or activities of the Company or Buyer.

      2.31 Interests of Company Insiders. No director, officer or employee of the Company, or any Affiliate or immediate family member (each, a "Company Insider") of any of the foregoing, (a) has any interest in any property, real or personal, tangible or intangible, including Company Intellectual Property used in or pertaining to the business of the Company, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans or
(b) is owed any money by the Company, except salary and other benefits payable in the Ordinary Course of Business or as is apparent on the face of an agreement listed in the Section 2.22 of the Company Disclosure Schedule.

      2.32 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except under the existing agreement between the Company and Martin Wolf Securities LLC an accurate and complete copy of which has been provided to the Buyer and which, pursuant to Section 4.4, the Company Stockholders shall be obligated to pay.

      2.33 No Existing Discussions. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any party other than the Buyer with respect to a liquidation, dissolution, sale of all or substantially all of the assets of the Company, merger or consolidation involving the Company.

      2.34 Books and Records. The minute books and other similar records of the Company as provided to the Buyer contain complete and accurate records of all material actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

      2.35 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any certificate delivered or to be delivered by the Company at the Closing pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

      2.36 Business Plan for 2002. The business plan projections for the year ending December 31, 2002 in the aggregate and as provided by the Company to the Buyer on March 15, 2002 were prepared by the Company in good faith using the best information available to management of the Company and represent company management's good faith estimates of the future performance of the Company for the year ending December 31, 2002.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
                              TRANSITORY SUBSIDIARY

      The Buyer and the Transitory Subsidiary hereby jointly and severally represent and warrant to the Company that the statements contained in this
Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III.

      3.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified that would not, individually or in the aggregate, have a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means, when used in connection with the Buyer and Transitory Subsidiary, any change, event, circumstance, development or effect that is or is reasonably expected to have a material adverse effect on (i) the business, assets, liabilities, properties, prospects, condition (financial or otherwise), or results of operations of the Buyer or Transitory Subsidiary (excluding economic factors affecting the national economy or generally affecting the specific industry in which the Buyer and Transitory Subsidiary compete), or (ii) the ability of the Buyer or Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

      3.2 Authority; No Conflict; Required Filings and Consents.

            (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (b) Subject to the filing of the Articles of Merger as required by the FBCA, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of

Incorporation or By-laws of the Buyer or the Articles of Incorporation or By-Laws of the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or any permit, authorization, consent or approval of a Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which the Buyer or the Transitory Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Buyer or the Transitory Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, the Transitory Subsidiary or any of their properties or assets.

      3.3 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities (other than those incident to its organization and the execution and delivery of this Agreement) and has conducted its operations only as contemplated by this Agreement, and has no liabilities of any kind (actual or otherwise).

      3.4 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Buyer or the Transitory Subsidiary which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. Neither the Buyer, the Transitory Subsidiary nor any property or asset of the Buyer or Transitory Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award which restricts the Buyer's or Transitory Subsidiary's ability to conduct business in any area in which it presently does business.

      3.5 Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                                    COVENANTS

      4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

      4.2 Operation of the Business. Except as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use best efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, directly or indirectly, do any of the following without the prior written consent of the Buyer except as set forth in Section 4.2 of the Company Disclosure Schedule:

            (a) (A) except (i) for the distribution by the Company of cash to the Company Stockholders in amounts equal to (x) the Taxes with respect to any Tax year or portion thereof ending after the date hereof but on or before the Closing Date payable by the Company Stockholders as a result of the Company's status as an S corporation for federal and state Tax purposes (other than any Tax liability arising out of any Section 338(h)(10) Election made pursuant to
Section 4.6 of this Agreement (the "S Corporation Stockholder Tax Liability")), as estimated in good faith by the Company and the Buyer within three business days prior to the Closing Date and (y) an amount equal to the excess of the Taxes with respect to the Tax year ended December 31, 2001 payable by the Company Stockholders (other than the S Corporation Stockholder Tax Liability) over the estimated Taxes for the same Tax year paid by the Company Stockholders as a result of the Company's status as an S corporation for federal and state Tax purposes (other than the S Corporation Stockholder Tax Liability), (ii) for the distribution by the Company of up to $3,000,000 in cash to the Company Stockholders prior to the Effective Time as a distribution of previously taxed but undistributed earnings and profits, or (iii) as set forth in Section 4.2(a) of the Company Disclosure Schedule (which will permit the distribution, by a note, of previously taxed but undistributed earnings and profits, remaining after the $3,000,000 cash distribution paid pursuant to clauses (A)(i) and (ii) above), declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

            (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Capital Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

            (c) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

            (d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company, except purchases of inventory and components in the Ordinary Course of Business;

            (e) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company, taken as a whole (including any accounts, leases, contracts or intellectual property, but excluding the sale of products in the Ordinary Course of Business pursuant to agreements containing Company Obligations no less favorable to the Company than the Standard Terms);

            (f) enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company;

            (g) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other person, or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

            (h) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

            (i) modify, amend or terminate any material contract or agreement to which the Company is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company);

            (j) (A) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, the Company or (B) license any material intellectual property rights to or from any third party;

            (k) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant,
(C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

            (l) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return; or

            (m) initiate, compromise or settle any material litigation or arbitration proceeding.

      4.3 Governmental and Third-Party Notices and Consents.

            (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

            (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section
2.4 of the Company Disclosure Schedule.

      4.4 Expenses. The Buyer shall bear its own costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company Stockholders shall bear the Company's costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if either the Buyer or the Company shall have updated the Buyer Disclosure Schedule or the Company Disclosure Schedule, respectively, pursuant to Section 4.10 and the Party receiving the update elects to terminate this Agreement pursuant to Section 7.1(e), the Party providing such notice shall reimburse the other Party for all legal fees and expenses incurred by such other Party in connection with this Agreement or the transactions contemplated hereby.

      4.5 Transfer Taxes. The Company Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising out of or relating to the transactions contemplated by this Agreement, and the Company Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees.

      4.6 S Corporation Status. The Company shall, up to and including the Closing Date, maintain its status as an S corporation for federal and state income Tax purposes.

      4.7 Section 338(h)(10) Election. At the election of the Buyer, the Company and the Company Stockholders will each join with the Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company hereunder (the "Section 338(h)(10)

Election"). In particular, and not by way of limitation, in order to effect such
Section 338(h)(10) Election, on or prior to the Closing Date, the Company Stockholders shall execute and deliver to the Buyer necessary copies of Internal Revenue Service Form 8023 and all other attachments and any other forms or documents required to be filed by the Buyer with the Internal Revenue Service. The Buyer and the Company Stockholders agree to report the transaction for tax purposes in a manner consistent with the making of such elections, if such Form 8023 is filed by the Buyer with the Internal Revenue Service. The obligations of the parties under this Section 4.7 shall survive the Closing. The Company Stockholders will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) election on their Tax Returns to the extent required by applicable law. The Company and the Company Stockholders agree that the Merger Consideration and liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting) as shown on the Allocation Schedule attached hereto. The Buyer, the Company and the Company Stockholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

      4.8 Director and Officer Indemnification.

            (a) The Buyer hereby confirms that the indemnification obligations of the Company to its directors and officers set forth in the Company's Articles of Incorporation and By-Laws and as provided by Florida law, in each case as in effect on the date of this Agreement, will not be extinguished by virtue of the Merger. All such obligations shall be subject to the provisions of Section 6.5(d) hereof.

            (b) This Section 4.8 shall be construed as an agreement as to which the directors and officers of the Company are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

      4.9 Access to Information; Confidentiality.

            (a) Subject to the existing confidentiality agreement dated as of December 3, 2001 (the "Confidentiality Agreement"), between the Company and the Buyer, upon reasonable notice, the Company shall afford to the Buyer and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Buyer, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to the Buyer a copy of all information concerning its business, properties and personnel as the Buyer may reasonably request. The Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product provided that this shall not relieve the Company of any obligations under Article II or Article VI of this Agreement. The Company shall use reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information being provided by it. The Buyer will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other affiliates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

            (b) By the execution of this Agreement, the terms of the Confidentiality Agreement shall be extended and shall remain in full force and effect until the second anniversary of the date of termination of this Agreement pursuant to Section 7.1

      4.10 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time (individually, a "Noticed Event" and collectively, the "Noticed Events"), or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger except as specifically set forth hereafter. If either the Buyer or the Company is required to give notice hereunder it may, solely with respect to the occurrence, or failure to occur, of any such Noticed Event after the date hereof and prior to the Closing Date, update the Buyer Disclosure Schedule or the Company Disclosure Schedule, respectively, to reflect such Noticed Event and any such permitted update shall be deemed a part of the Buyer Disclosure Schedule or the Company Disclosure Schedule, as the case may be, for all purposes of this Agreement.

                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

      5.1 Intentionally Omitted.

      5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions:

            (a) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations as set forth in Section 2.4 of the Company Disclosure Schedule, and effected all of the registrations, filings and notices which are required on the part of the Company, including the release of any Security Interest on any property owned by the Company;

            (b) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

            (c) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

            (d) the Company shall have received the Requisite Stockholder Approval;

            (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

            (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all material respects;

            (g) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

            (h) the Buyer shall have received from the Company and the Stockholders' Representative an executed Escrow Agreement in the form attached hereto as Exhibit B;

            (i) the Buyer shall have received from Russell L. Madris an executed Employment Agreement in the form attached hereto as Exhibit E and shall have received evidence reasonably satisfactory to the Buyer that the life of Mr. Madris is insurable at "select" or better ratings from reputable insurers;

            (j) the Buyer shall have received from each of Scott J. Modist, James R. Garrity and Michael Diamant an executed Employment Agreements in the form attached hereto as Exhibit E-1 and shall have received evidence reasonably satisfactory to the Buyer that the life of each of Scott J. Modist, James R. Garrity and Michael Diamant is insurable at "select" or better ratings from reputable insurers;

            (k) the Buyer shall have received from each programmer, developer and members of management of the Company executed copies of the Proprietary Information, Inventions and Confidentiality Agreement in the form attached hereto as Exhibit F;

            (l) the Buyer shall have received from the Company copies of releases executed by and between the Company and each holder of Company Securities who receives the Initial Merger Consideration;

            (m) the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to the Buyer dated as of the Closing Date;

            (n) the Company shall not have delivered any update to the Company Disclosure Schedule pursuant to Section 4.10 hereof and shall have delivered a certificate, executed by its President, to such effect;

            (o) the Company shall cancel all Company Options and Company Warrants, it being understood by the parties that each Company Stockholder shall be an "accredited investor" as defined in Rule 502 promulgated under the Securities Act and each such holder shall be a party to this Agreement; and

            (p) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

      5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction on or prior to the Closing of the following additional conditions:

            (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all respects, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

            (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

            (c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

            (d) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of this Section 5.3 is satisfied in all material respects;

            (e) the Buyer shall have delivered to the Company Stockholders the Initial Merger Consideration;

            (f) the Company shall have received from the Buyer an executed Escrow Agreement in the form attached hereto as Exhibit B;

            (g) the Buyer shall have deposited with the Escrow Agent the Escrow Amount;

            (h) the Buyer shall have delivered to the Stockholders' Representative the Contingent Note in the form attached hereto as Exhibit C and the Buyer Guaranty in the form attached hereto as Exhibit D;

            (i) the Buyer shall have delivered to the Company and Russell L. Madris an executed Employment Agreement in the form attached hereto as Exhibit E;

            (j) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in Exhibit H attached hereto, addressed to the Company and dated as of the Closing Date;

            (k) the Buyer shall not have delivered any update to the Buyer Disclosure Schedule pursuant to Section 4.10 hereof and shall have delivered a certificate, executed by its President, to such effect; and

            (l) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

      6.1 Indemnification by Russell L. Madris. The Company prior to the Closing and Russell L. Madris on and after the Closing shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

            (a) any breach of any representation or warranty of the Company contained in this Agreement;

            (b) any failure to perform any covenant or agreement of the Company contained in this Agreement;

            (c) any failure of the Company Stockholders to have good, valid and marketable title to the issued and outstanding Company Capital Stock issued in the name of the Company Stockholders, free and clear of all Security Interests;

            (d) any claim by a stockholder or former stockholder, optionholder or former optionholder, warrantholder or former warrantholder, of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (including the right to receive the Per

Share Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the FBCA), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

            (e) any Taxes of the Company with respect to any Tax year or portion thereof ending on or ended before the Closing Date including, without limitation, any Tax liability arising out of the failure of the Company to qualify as an S corporation including the loss of tax benefits arising out of the inability of the Buyer to make an effective Section 338(h)(10) election pursuant to Section 4.7 of this Agreement, but excluding any Tax liability payable by the Company (and not the Company Stockholders) arising out of any
Section 338(h)(10) Election (the Company Stockholders acknowledge that the Buyer has been induced to enter into this Agreement and has agreed to the Merger Consideration on the basis of representations of the Company and the Company Stockholders, including, without limitation, a representation that the Company is qualified as a Subchapter S corporation under the Code); or

            (f) any distribution made pursuant to Section 4.2(a)(A)(ii) to the extent such distribution exceeds the actual amount of Taxes (other than the S Corporation Stockholder Tax Liability) payable by the Company Stockholders for the periods referred to in Section 4.2(a)(A)(i) and any distribution to the extent it exceeds the distributions permitted under Section 4.2(a).

      6.2 Indemnification by the Buyer.

            (a) The Buyer shall indemnify the Company prior to the Closing and the Company Stockholders on or after the Closing in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Stockholders resulting from, relating to or constituting any misrepresentation, breach of a representation or warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate; or

            (b) The Buyer shall indemnify, or cause the Company to indemnify, the Company Stockholders to the extent the distribution made pursuant to Section 4.2(a)(A)(ii) is less than the amount of the actual S Corporation Stockholder Tax Liability.

      6.3 Indemnification Claims.

            (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the Indemnifying Party shall not have the right to assume control of such defense and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

            (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages.

            (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party and, if the Indemnifying Party is the Company Stockholders and the Escrow Agreement has not terminated pursuant to its terms, to the Escrow Agent a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, or the Response shall include written instructions directing the Escrow Agent to deliver the Claimed Amount to the Buyer from the Escrow Fund (or some combination thereof); (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified

Party of the Agreed Amount, by check or by wire transfer, or the Response shall include written instructions directing the Escrow Agent to deliver the Agreed Amount to the Buyer from the Escrow Fund (or some combination thereof) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If no Response is delivered within 20 days after delivery of a Claim Notice, the Indemnifying Party shall be deemed to have agreed that the Indemnified Party is entitled to receive all of the Claimed Amount. If the Indemnifying Party shall not have agreed or be deemed to agree that the Indemnified Party is entitled to receive all of the Claimed Amount, such dispute shall be resolved pursuant to the procedures in Section 8.8 hereof. If the Indemnified Party is the Buyer, it shall seek to satisfy any Claimed Amount and any Agreed Amount by first applying amounts held pursuant to the Escrow Agreement or offsetting against amounts due under the (x) Escrowed Consideration as provided in Section 1.7(a) or (y)Earnout Consideration as set forth on Schedule A for the Fiscal Year in which such Claim Notice is made; provided, however, that any such application of amounts held pursuant to the Escrow Agreement or offset against amounts due under the Earnout Consideration for such Fiscal Year shall only satisfy any Claimed Amount or Agreed Amount to the extent such amounts held pursuant to the Escrow Agreement or due under the Earnout Consideration for such Fiscal Year would have been payable to the Company Stockholders pursuant to Section 1.7 hereof in the absence of an indemnification claim under this Article VI and if such amounts would not otherwise be so payable, the Indemnifying Party shall repay Merger Consideration previously paid in an amount sufficient to satisfy such Claimed Amount and/or Agreed Amount determined pursuant to this Article VI to be due that has not otherwise been paid (or deemed paid, after the application of this proviso). Notwithstanding any other provision in this Article VI, to the extent the Claimed Amount or Agreed Amount (together with any other unpaid Claimed Amounts or Agreed Amounts) determined pursuant to this Article VI to be due exceeds the amounts then held pursuant to the Escrow Agreement and the maximum amount of Earnout Consideration set forth on Schedule A that may be payable for the Fiscal Year in which such Claim Notice is made, the Buyer shall be entitled to obtain such amount directly from the Company Stockholders. In applying amounts held pursuant to the Escrow Agreement, in addition to following the procedures of this Article VI, the Buyer shall follow the procedures set forth in Section 3 of the Escrow Agreement.

            (d) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

            (e) Any amounts paid pursuant to this Article VI shall be treated for tax purposes as an adjustment to the Merger Consideration.

      6.4 Survival of Representations, Warranties, Covenants and Other Agreements. All representations and warranties, covenants and other agreements contained in this Agreement shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date the Buyer files or should have filed after giving effect to any extensions granted by the appropriate governmental agency its financial statements for its fiscal year ending December 31, 2004 with the Securities and Exchange Commission, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1 and 3.2 and the covenants and other agreements shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.8, 2.22 and 2.23 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages (an "Expected Claim Notice"), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

      6.5 Limitations.

            (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of Russell L. Madris for Damages under Section 6.1(a), (A) if resulting from any claim by a person or entity other than the Buyer made prior to the date the Buyer files or should have filed after giving effect to any extensions granted by the appropriate governmental agency its financial statements for its fiscal year ending December 31, 2003 with the Securities and Exchange Commission (the "Second Fiscal Year Date"), shall not exceed the Merger Consideration less $10,000,000 of the Initial Merger Consideration, (B) if resulting from any other claim by the Buyer from the Closing Date through the Second Fiscal Year Date, shall not exceed the Merger Consideration less $20,000,000 of the Initial Merger Consideration and (C) if claimed after the Second Fiscal Year Date shall not exceed the aggregate of the Escrowed Consideration and the Earnout Consideration whether or not previously paid, and
(ii) Russell L. Madris shall be liable under Section 6.1(a) for only that portion of the aggregate Damages for which he would otherwise be liable which exceeds $250,000; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2 or 2.3. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Section 2.35) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

            (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 6.2 with respect to any misrepresentation or breach of representation or warranty shall not exceed the amount of Merger Consideration for which Russell L. Madris would be liable under Section 6.5(a) above if such claim had been a claim brought by the Buyer, and (ii) the Buyer shall be liable under Section 6.2 with respect to any misrepresentation or breach of representation or warranty for only that portion of the aggregate Damages for which it would otherwise be liable which exceeds $250,000; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.2 relating to a misrepresentation, or breach of the representations and warranties, set forth in Sections 3.1 or 3.2. For purposes solely of this Article VI, all representations and warranties of the Buyer in Article III shall be construed as if the term "material" and any reference to "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

            (c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

            (d) The Company Stockholders shall not have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements whether under any indemnification provisions or otherwise.

                                   ARTICLE VII
                                   TERMINATION

      7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

            (a) by mutual written consent of the Company and the Buyer;

            (b) by either the Buyer or the Company if the Merger shall not have been consummated by May 31, 2002 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

            (c) by the Buyer in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice setting forth in reasonable detail the circumstances giving rise to such breach;

            (d) by the Company in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of
Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice setting forth in reasonable detail the circumstances giving rise to such breach; or

            (e) by the Buyer, if the Company shall have delivered an update to the Company Disclosure Schedule pursuant to Section 4.10 hereof, or by the Company, if the Buyer shall have delivered an update to the Buyer Disclosure Schedule pursuant to Section 4.10 hereof.

      7.2 Effect of Termination. Any right of termination hereunder shall be exercised by written notice of termination given by the terminating Party to the other Parties in the manner provided in Section 8.7 below. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties (other than those set forth in the Confidentiality Agreement as amended hereby) hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement or for payment of expenses pursuant to the last sentence of Section
4.4 hereof).

                                  ARTICLE VIII
                                  MISCELLANEOUS

      8.1 Press Releases and Announcements. Neither the Company nor any representative or agent of the Company shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer. The Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the Buyer shall use reasonable efforts to advise the Company and provide it with a copy of the proposed disclosure prior to making the disclosure).

      8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns except as expressly provided for in this Agreement; provided, however, that (a) the provisions in Article I concerning payment of the Per Share Merger Consideration and (b) the provisions of Article VI concerning indemnification are intended for the benefit of the Company Stockholders.

      8.3 Entire Agreement. This Agreement (including the documents referred to in Article V and elsewhere herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including, without limitation, the Letter, dated December 17, 2001, from the Buyer to the Company. Notwithstanding the foregoing, the Parties acknowledge the letter of even date herewith from the Buyer to the Company and acknowledged by the Company expressing the respective agreement of each concerning operations of the Surviving Corporation following the Closing.

      8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

      8.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:                      Copy to:

MoreDirect, Inc.                        Greenberg Traurig LLP
7300 N. Federal Highway                 1221 Brickell Avenue
Suite 200                               Miami, FL 33131
Boca Raton, FL 33487                    Attn:  Andrew E. Balog, Esq.
Attn:  Russell L. Madris, President     Telephone: (305) 579-0500
Telephone: (501) 237-3300               Facsimile: (305) 579-0717
Facsimile: (501) 423-5172

If to the Stockholders'                 Copy to:
Representative:
                                        Greenberg Traurig LLP
Russell L. Madris                       1221 Brickell Avenue
c/o MoreDirect, Inc.                    Miami, FL 33131
7300 N. Federal Highway                 Attn:  Andrew E. Balog, Esq.
Suite 200                               Telephone: (305) 579-0500
Boca Raton, FL 33487                    Facsimile: (305) 579-0717
Telephone: (501) 237-3300
Facsimile: (501) 423-5172

If to the Buyer or the Transitory       Copy to:
Subsidiary:

PC Connection, Inc.                     Hale and Dorr LLP
Route 101A, 730 Milford Road            60 State Street
Merrimack, NH  03054                    Boston, MA 02109
Attn:  Chief Financial Officer          Attn:  Jay E. Bothwick, Esq.
Telephone: (603) 423-2000               Telephone: (617) 526-6000
Facsimile: (603) 423- 2041              Facsimile: (617) 526-5000

      Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      8.8 Arbitration of Disputes. Disputes concerning the determination of the calculation of EBIT for each Fiscal Year shall be settled as provided for in
Section 1.7(e). Disputes concerning the letter of even date herewith from the Buyer to the Company shall be settled as provided for therein. Any other controversy or claim arising out of or relating to this Agreement, or a breach thereof, shall be settled according to the following provisions:

            (a) The Buyer and the Stockholders Representative shall first use reasonable efforts to resolve the dispute.

            (b) If the Buyer and the Stockholders Representative are unable to resolve such dispute within 20 days of the commencement of the dispute, the dispute shall be submitted to binding arbitration to be conducted in Concord, New Hampshire before a panel of three arbitrators (the "Arbitrators") in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") and the procedures set forth herein.

            (c) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

            (d) Either the Buyer or the Stockholders Representative may commence the arbitration by filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Rule 4 (or any successor provision) of the Commercial Arbitration Rules and the other shall respond in accordance with said Rule 4 (or any successor provision). Each of the Buyer and the Stockholders Representative shall select one Arbitrator from the list provided by the AAA consistent with Rule 13(a) (or any successor provision) and the two Arbitrators so chosen (or the AAA) shall jointly select a third in accordance with Rule 15 (or any successor provision).

            (e) The Arbitrators' determination shall be governed by and construed in accordance with the internal laws of the State of New Hampshire. Any determination rendered by the Arbitrators shall be final, conclusive and binding upon the parties hereto, and judgment thereon may be entered and enforced in any court of competent jurisdiction within the State of New Hampshire, provided that the Arbitrators shall have no power or authority to grant injunctive relief, specific performance or other equitable relief although any court enforcing such award shall specifically be authorized to grant such relief. Either the Buyer or the Stockholders Representative may provide a copy of the Arbitrators' determination to the Escrow Agent under the Escrow Agreement.

            (f) The Arbitrators shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, (y) address or resolve any issue not submitted by the parties, or (z) award multiple, consequential, punitive or exemplary damages.

            (g) In connection with any arbitration proceeding pursuant to this Agreement, unless the Arbitrators shall determine otherwise, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrators, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrators may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties.

            (h) Notwithstanding the applicability of the AAA's Emergency Interim Relief Procedures, a party may initiate an action in a court of competent jurisdiction and may seek interim measures (including without limitation temporary restraining orders and preliminary injunctions) necessary to protect the interests of such party pending the arbitration. In such case, the court shall be free to act on all requests for interim measures from time to time, but shall otherwise stay the action pending the arbitration (which the court may compel). If any such action is still pending at the time of the Arbitrators' award, either party may apply to such court for entry of judgment on, and enforcement of, the arbitrator's award, including without limitation any equitable relief awarded by the Arbitrators.

      8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Hampshire without giving effect to any choice or conflict of law provision or rule (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New Hampshire; provided that matters related to filings made under the FBCA and the effect of the Merger shall be governed by Florida law.

      8.10 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of all state or federal courts sitting in the State of New Hampshire in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court and irrevocably and unconditionally agrees not to bring any suit, action or proceeding arising out of or relating to the this Agreement or the transactions contemplated hereby in any other court. Service of process, summons, notice or document by mail to a Party's address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

      8.11 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      8.13 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

      8.14 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

      8.15 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    PC CONNECTION, INC.

                                    /s/ Wayne L. Wilson
                                    -------------------------------
                                    Name:
                                    Title:


                                    BOCA ACQUISITION CORP.

                                    /s/ Wayne L. Wilson
                                    -------------------------------
                                    Name:
                                    Title:


                                    MOREDIRECT, INC.

                                    /s/ Russell Madris
                                    -------------------------------
                                    Name:
                                    Title:


                                    COMPANY STOCKHOLDERS

                                    /s/ Russell Madris
                                    -------------------------------
                                    Russell L. Madris

                                    /s/ Michael Diamant
                                    -------------------------------
                                    Michael Diamant

                                    /s/ James R. Garrity
                                    -------------------------------
                                    James R. Garrity

                                    /s/ Scott J. Modist
                                    -------------------------------
                                    Scott J. Modist

                                   SCHEDULE A
       Earnout Consideration under Section 1.7(b) of the Merger Agreement

          (amounts set forth in the following tables are in thousands)

          ------------------------------------------------------   -----------------------------------------------------------
                            Fiscal Year 2002                                            Fiscal Year 2003
          ------------------------------------------------------   -----------------------------------------------------------
             % of                                  Earnout             % of                                      Earnout
             Goal         EBIT      % of EBIT   Consideration          Goal          EBIT       % of EBIT     Consideration
          ------------------------------------------------------   -----------------------------------------------------------
 Floor        60%        $ 7,590       41%            3,112             60%         $ 8,729         41%            3,579
              80%         10,120       41%            4,149             80%          11,638         41%            4,772
             100%         12,650       41%            5,187            100%          14,548         41%            5,964
             120%         15,180       44%            6,679            120%          17,457         44%            7,681
             140%         17,710       47%            8,324            140%          20,367         47%            9,572
             150%         18,975       50%            9,488            150%          21,821         50%           10,911
             160%         20,240       53%           10,727            160%          23,276         53%           12,336
             170%         21,505       56%           12,043            170%          24,731         56%           13,849
             180%         22,770       59%           13,434            180%          26,186         59%           15,449
             190%         24,035       62%           14,902            190%          27,640         62%           17,137
Ceiling      200%         25,300       65%           16,445            200%          29,095         65%           18,912
          ------------------------------------------------------   -----------------------------------------------------------

          --------------------------------------------------------
                             Fiscal Year 2004
          --------------------------------------------------------
             % of                                    Earnout
             Goal         EBIT      % of EBIT     Consideration
          --------------------------------------------------------
 Floor         60%       $10,038        41%            4,115
               80%        13,384        41%            5,487
              100%        16,730        41%            6,859
              120%        20,076        44%            8,833
              140%        23,421        47%           11,008
              150%        25,094        50%           12,547
              160%        26,767        53%           14,187
              170%        28,440        56%           15,927
              180%        30,113        59%           17,767
              190%        31,786        62%           19,707
Ceiling       200%        33,459        65%           21,749
          --------------------------------------------------------

If EBIT in Fiscal 2002, 2003 or 2004 is below the 60% of goal (as set forth in the above table for the respective Fiscal Year), no EBIT Consideration payment shall be made for the respective Fiscal Year.

If EBIT in Fiscal 2002, 2003 or 2004 is above 200% of goal (as set forth in the above table for the respective Fiscal Year), the EBIT Consideration payment shall not exceed the amount set forth at 200% of goal (as set forth in the above table for the respective Fiscal Year) regardless of the EBIT achieved for the respective Fiscal Year.

If EBIT in Fiscal 2002, 2003 or 2004 falls between any percentage of goal (as set forth in the above table for the respective Fiscal Year), the EBIT Consideration payment shall be equal to the product of the prior percentage of EBIT (as set forth in the above table for the respective Fiscal Year) and the actual EBIT amount earned in the respective Fiscal Year.

For illustrative purposes only,

if EBIT in Fiscal Year 2002 is $6,000,000, then the Earnout Consideration is $0 if EBIT in Fiscal Year 2002 is $16,000,000, then the Earnout Consideration is $7,040,000(44% * $16,000,000)

if EBIT in Fiscal Year 2002 is $26,000,000, then the Earnout Consideration is $16,445,000

For illustrative purposes only,

if EBIT in Fiscal Year 2003 is $8,000,000, then the Earnout Consideration is $0 if EBIT in Fiscal Year 2003 is $12,000,000, then the Earnout Consideration is $4,920,000 (41% * $12,000,000)

if EBIT in Fiscal Year 2003 is $30,000,000, then the Earnout Consideration is $18,912,000

For illustrative purposes only,

if EBIT in Fiscal Year 2004 is $10,000,000, then the Earnout Consideration is $0 if EBIT in Fiscal Year 2004 is $17,000,000, then the Earnout Consideration is $6,970,000 (41% * $17,000,000)

if EBIT in Fiscal Year 2004 is $35,000,000, then the Earnout Consideration is $21,749,000